P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	John C. Rogers
July 28, 2016		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. DECLARES
QUARTERLY DIVIDEND
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MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc. (“Peoples”) (NASDAQ: PEBO) declared a quarterly cash dividend of $0.16 per common share on July 28, 2016, payable on August 22, 2016, to shareholders of record on August 8, 2016.
This dividend represents a payout of approximately $2.9 million, or 36.5% of Peoples’ reported second quarter 2016 earnings. Based on the closing stock price of Peoples’ common shares of $22.48 on July 27, 2016, the quarterly dividend produces an annualized yield of 2.85%.
Peoples Bancorp Inc. is a diversified financial products and services company with $3.3 billion in assets, 81 locations, including 73 full-service bank branches and 81 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its subsidiaries - Peoples Bank and Peoples Insurance Agency, LLC. Peoples’ common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.

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